Exhibit 99.1

Genie Retail Energy Acquires Retail Energy Holdings, LLC

NEWARK, NJ – November 3, 2016: Genie Retail Energy, a division of Genie Energy Ltd (NYSE: GNE, GNEPRA), announced that it has closed on the acquisition of Retail Energy Holdings, LLC (REH), a privately held retail energy provider.

REH operates as Town Square Energy in eight Eastern states, serving the electricity needs of approximately 47,000 residential customer equivalents (RCEs). Genie Retail Energy is an independent retail energy provider that, prior to this acquisition, served over 239,000 electricity and gas RCE’s in six states and the District of Columbia.

Genie Retail paid $9.5 million in cash plus REH’s working capital.

“The acquisition of Retail Energy Holdings reflects our commitment to expand Genie Retail Energy through a program of strategic acquisitions and organic growth,” said Michael Stein, Chief Executive Officer of Genie Retail Energy. “Pursuant to this program, we continue to seek out and review additional growth opportunities.”

“We welcome the Town Square Energy brand to our channel offerings. Its licenses and customer base expand our footprint to four new states – New Hampshire, Rhode Island, Massachusetts and Connecticut – while increasing our existing meter base in New Jersey, Maryland, Ohio and Pennsylvania. We anticipate that Town Square Energy’s marketing engine will be a significant contributor to our growth,” Mr. Stein added.

Randal Miller, President of Town Square Energy, said, “We are delighted to join Genie Retail Energy. Like Town Square Energy, Genie Retail Energy provides excellent value and service to its customers. The synergies between our two companies will help to accelerate growth and expand the combined geographic footprint while maintaining our customer-centric focus.”

Genie Retail Energy intends to operate REH as a wholly owned subsidiary utilizing the Town Square Energy brand. Current Town Square Energy customers will experience no change in their service and Genie will honor existing residential contracts.

The Federal Energy Regulatory Commission has approved the transaction.

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA) operates two primary businesses - Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing services. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS, through its Afek Oil & Gas subsidiary, is conducting an oil and gas exploration project in Northern Israel pursuant to an exclusive exploration license issued by the government of Israel, along with other smaller operations. For more information, visit www.genie.com.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com